EXHIBIT 99.1

[DG SYSTEMS LOGO]

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact:
Omar Choucair	Joseph N. Jaffoni
Chief Financial Officer	Stewart A. Lewack
DG Systems, Inc.	Jaffoni & Collins Incorporated
972/581-2000	212/835-8500 dgit@jcir.com

DG Systems Provides Outlook for Second Half of 2003

DALLAS—(BUSINESS WIRE)—Oct. 16, 2003—DG Systems, Inc. (Nasdaq: DGIT), the leading digital technology provider for managing and delivering short- and long-form audio and video content to broadcasters, today provided a preliminary review of the three-month period ended September 30, 2003 and provided an outlook for the fourth quarter ending December 31, 2003.

Due to a continuation of the soft economic and advertising environments reported by the Company earlier this year, DG Systems expects revenues totaling approximately $13.0 million to $13.5 million for the 2003 third quarter compared to revenues of $16.4 million in the third quarter of 2002. Despite challenging market conditions which include weaker-than-anticipated television advertising, lower levels of year-over-year political ad spending and competitive pricing pressures as well as sluggish discretionary technology spending which impacts the Company’s StarGuide division, DG’s ad delivery business maintains a strong competitive position with both agencies and brands due to its network reach, breadth of products, and reputation for dependable and attentive customer service.

The Company continues to actively implement cost-containment measures and anticipates a double-digit reduction in third quarter operating expenses. As a result, DG anticipates another quarter of positive EBITDA (earnings before interest, taxes, depreciation and amortization) and net income for the quarter ended September 30, 2003. In the 2002 third quarter DG reported earnings per diluted share of $0.02.

Importantly, DG continues to generate positive organic free cash flow and expects to report net debt of approximately $1.3 million in the 2003 third quarter, a decrease of more than 65% from the net debt of $3.8 million reported on June 30, 2003. The Company anticipates being net debt-free at year-end.

Further details of DG’s third quarter results will be provided when the Company reports its third quarter results in the first week of November.

At present, the Company anticipates that current economic, industry and competitive conditions will continue in the 2003 fourth quarter. The Company expects to again generate positive EBITDA and net income in the 2003 fourth quarter. Looking forward to 2004, results are expected to reflect improvements in the economy as well as advertising industry growth, including the cyclical return of political advertising during a presidential election year.

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring innovative satellite and Internet transmission technology solutions and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, 7,500 radio stations, and over 1,850 broadcast and cable television destinations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2003. The Company does not intend to update publicly any forward-looking statements except as required by law.